                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                        ----------------------------------------
                                                       OMB APPROVAL
                                        ----------------------------------------
                                        OMB NUMBER                     3235-0145
                                        EXPIRES:               DECEMBER 31, 1997
                                        ESTIMATED AVERAGE BURDEN
                                        HOURS PER FORM.....................14.90
                                        ----------------------------------------


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                            (Amendment No.       )*
                                          -------

                     Data Processing Resources Corporation
 -------------------------------------------------------------------------------
                               (Name of Issuer)

                          COMMON STOCK, no par value
 -------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  237823 10 9
                   ----------------------------------------
                                (CUSIP Number)





Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

-----------------------                                  ---------------------
 CUSIP NO. 237823 10 9            SCHEDULE 13G             PAGE 2 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RLH DPRC Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,658,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,658,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,658,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      22.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 12 pages

-----------------------                                  ---------------------
 CUSIP NO. 237823 10 9            SCHEDULE 13G             PAGE 3 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Riordan, Lewis & Haden
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,658,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,658,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,658,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      22.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
       PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 12 pages

-----------------------                                  ---------------------
 CUSIP NO. 237823 10 9            SCHEDULE 13G             PAGE 4 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      J. Christopher Lewis
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,658,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,658,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,658,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      22.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 12 pages

-----------------------                                  ---------------------
 CUSIP NO. 237823 10 9            SCHEDULE 13G             PAGE 5 OF 12 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Patrick C. Haden
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,658,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,658,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,658,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      22.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 12 pages

ITEM 1.

  (a)  NAME OF ISSUER

       Data Processing Resources Corporation

  (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

       440 MacArthur Boulevard, Suite 610
       Newport Beach, California  92660

ITEM 2.

  (a)  NAME OF PERSON FILING

       The persons filing this Schedule 13G are RLH DPRC Partners, L.P., Riordan, Lewis & Haden, J. Christopher Lewis and Patrick C. Haden (collectively, the "Filing Persons").

  (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

       4400 MacArthur Boulevard, Suite 610
       Newport Beach, California  92660

  (c)  CITIZENSHIP

       The responses of the Filing Persons to Item 4 of the cover pages to this
       Schedule 13G that relate to the citizenships or places of organization of such persons are herein incorporated by reference.

  (d)  TITLE OF CLASS OF SECURITIES

       This filing is made in regard to Common Stock, no par value per share, of Data Processing Resources Corporation (the "Common Stock").

  (e)  CUSIP NUMBER

       237823 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

  (a)  [_]   Broker or Dealer registered under Section 15 of the Act,

  (b)  [_]   Bank as defined in Section 3(a)(6) of the Act,

  (c)  [_]   Insurance Company as defined in Section 3(a)(19) of the Act,

  (d)  [_]   Investment Company registered under Section 8 of the Investment
             Company Act,

  (e)  [_]   Investment Adviser registered under Section 203 of the Investment
             Advisers Act of 1940,

                               Page 6 of 12 pages

  (f)  [_]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

  (g)  [_]   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
              see Item 7,

  (h)  [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.  OWNERSHIP

  (a)  AMOUNT BENEFICIALLY OWNED:

       The number of shares of Common Stock beneficially owned by the Filing Persons as of December 31, 1996 is 1,658,000.

  (b)  PERCENT OF CLASS:

       The percentage of Common Stock beneficially owned by the Filing Persons is 22.1%

  (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

       (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  -0-

       (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  1,658,000

       (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  -0-

       (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  1,658,000

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

  Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

  Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

  The Filing Persons have filed this Schedule 13G as a group pursuant to Rule 13d-1(f). The identity of each member of the group is stated in Exhibit 1 attached hereto. The Filing Persons entered into a Joint Reporting Agreement dated February 13, 1997, pursuant to which they agreed to file one joint statement on behalf of all of them with respect to the subject matter of this
  Schedule 13G.

                               Page 7 of 12 pages

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

  Not Applicable.

ITEM 10.  CERTIFICATION

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               Page 8 of 12 pages

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                              RLH DPRC, L.P.
                              a California limited partnership

                              By:  Riordan Lewis & Haden
                                   Its:  General Partner


                                   By:    /s/ J. Christopher Lewis
                                      ------------------------------------------
                                      J. Christopher Lewis
                                      General Partner

                                 /s/ J. Christopher Lewis
                              --------------------------------------------------
                                   J. Christopher Lewis



                                 /s/ Patrick C. Haden
                              --------------------------------------------------
                                   Patrick C. Haden

                               Page 9 of 12 pages

                                 EXHIBIT INDEX
                                 -------------


                                                                                      Sequentially
Exhibit                                                                               Numbered
Number                            Description                                         Page
-------                           -----------                                         ------------


  1         Identification of Members of the Group . . . . . . . . . . . . . . . . . . . . 1


  2         Joint Reporting Agreement dated February 13, 1997. . . . . . . . . . . . . . . 2

                              Page 10 of 12 pages

                                   EXHIBIT 1

                     Identification of Members of the Group



1.   RLH DPRC Partners, L.P.

2.   Riordan, Lewis & Haden

3.   J. Christopher Lewis

4.   Patrick C. Haden

                              Page 11 of 12 pages

                                   EXHIBIT 2

                           Joint Reporting Agreement
                           -------------------------


          In consideration of the mutual covenants herein contained, each of the parties hereto represents to and agrees with the other party as follows:

          1.   Such party is eligible to file a statement or statements on
Schedule 13G pertaining to the Common Stock, no par value, of Data Processing Resources Corporation, to which this agreement is an exhibit, for filing of the information contained herein.

          2. Such party is responsible for timely filing of such statement and any amendments thereto and for the completeness and accuracy of the information concerning such party contained therein, provided that no such party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

          3. Such party agrees that such statement is filed by and on behalf of such party and that any amendment thereto will be filed on behalf of each such party.


Dated: February 13, 1997

                                    RLH DPRC, L.P.
                                    a California limited partnership

                                    By:  Riordan Lewis & Haden
                                         Its:  General Partner


                                         By:    /s/ J. Christopher Lewis
                                            ---------------------------------
                                            J. Christopher Lewis
                                            General Partner

                                      /s/ J. Christopher Lewis
                                    -----------------------------------------
                                        J. Christopher Lewis



                                      /s/ Patrick C. Haden
                                    -----------------------------------------
                                        Patrick C. Haden

                              Page 12 of 12 pages